EXHIBIT 4.1

ANIXTER INC.
the Company
ANIXTER INTERNATIONAL INC.
the Guarantor
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
the Trustee

SECOND SUPPLEMENTAL INDENTURE
Dated as of March 11, 2009
to
INDENTURE
Dated as of September 9, 1996

     SECOND SUPPLEMENTAL INDENTURE, dated as of March 11, 2009 (the “Second Supplemental Indenture”), between Anixter Inc. (the “Company”), Anixter International Inc. (the “Guarantor”) and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
     Capitalized terms used herein but not otherwise defined herein shall have the meanings given to such terms in the Indenture, dated as of September 9, 1996, among the Company, the Guarantor and the Trustee, as amended by a First Supplemental Indenture, dated February 24, 2005 (as amended, the “Indenture”).
Recitals
     WHEREAS, the Company and the Guarantor executed and delivered the Indenture to the Trustee to provide for the issuance from time to time of the Company’s unsecured debentures, notes or other evidences of indebtedness, guaranteed by the Guarantor, to be issued in one or more series unlimited as to principal amount;
     WHEREAS, Section 901(4) of the Indenture provides that the Company, the Guarantor and the Trustee may without the consent of any Holders enter into indentures supplemental to the Indenture to add, change or eliminate provisions in respect to one or more series of Securities provided, however, that any such addition, change or elimination shall either (i) not adversely affect the rights of the Holders of Outstanding Securities of any series in any material respect, or (ii) not apply to any Outstanding Securities of any series created prior to the execution of such supplemental indenture where such addition, change or elimination has an adverse effect on the rights of the Holders of such Outstanding Securities in any material respect;
     WHEREAS, the Company and the Guarantor desire to further amend the Indenture with respect to all series of Securities hereafter established under the Indenture;
     WHEREAS, the changes contained herein do not adversely affect the rights of the Holders of Outstanding Securities of any series issued pursuant to the Indenture in any material respect and therefore do not require the consent of any Holders of Outstanding Securities;
     WHEREAS, all actions necessary to make this Second Supplemental Indenture a legal, valid and binding obligation of the parties hereto in accordance with its terms and the terms of the Indenture have been performed; and
     WHEREAS, the Company and the Trustee desire to enter into, execute and deliver this Second Supplemental Indenture in compliance with the provisions of the Indenture;
     NOW THEREFORE, the Company does hereby covenant and agree to and with the Trustee as follows:
ARTICLE ONE
AMENDMENTS TO INDENTURE
     This Indenture is hereby amended as follows:

     1.1 Supplemental Indenture. This Second Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed with and as a part of, the Indenture with respect to Securities of any series established on or after the date of the Second Supplemental Indenture. Holders of Securities of any series established on or after the date of the Second Supplemental Indenture shall be bound hereby, and shall be entitled to the benefits of the Second Supplemental Indenture. Holders of Securities of any series established prior to the date of the Second Supplemental Indenture shall not be bound hereby, and shall not be entitled to the benefits of the Second Supplemental Indenture.
     1.2 Amendment of Section 101. Section 101 (“Definitions”) is hereby amended as follows:
(a) The following definitions are added:
“Attributable Indebtedness”, when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate borne by the series of Securities for which such determination is being made, compounded on a semiannual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.
“Board of Directors” means the board of directors of the Guarantor.
“Capital Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) in equity of such Person, whether outstanding on the date of the Second Supplemental Indenture or issued thereafter, including, without limitation, all common stock and preferred stock.
“Capitalized Lease” means a lease required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under a Capitalized Lease, and the amount of such obligation shall be the capitalized amount thereof determined in accordance with GAAP.
“Change of Control” means such time as:
(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Guarantor and its Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Guarantor or a Subsidiary;
(2) a “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act) becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock of the Guarantor on a fully diluted basis;
(3) the failure of the Guarantor to own 100% of the outstanding Capital Stock of the Company, provided that up to 3% of the outstanding Voting Stock of the Company may be issued or transferred to employees of the Guarantor and its Subsidiaries without such issuance or transfer constituting a Change of Control;
(4) the adoption of a plan relating to the liquidation or dissolution of the Company or the Guarantor;
(5) individuals who on the date of the Second Supplemental Indenture constitute the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination by the Board of Directors for election by stockholders of the Guarantor was approved by a vote of at least a majority of the members of the Board of Directors then in office who either were members of the Board of Directors on the date of the Second Supplemental Indenture or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors then in office; or
(6) the Company or the Guarantor consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company or the Guarantor, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or the Guarantor, as applicable, or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (a) the Voting Stock of the Company or the Guarantor, as applicable, outstanding immediately prior to such transaction constitutes or is converted into or exchanged for a majority of the outstanding shares of Voting Stock of the surviving Person or any direct or indirect parent company of the Surviving Person (immediately after giving effect to such issuance) and (b) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of 50% or more of the voting power of the Voting Stock of the surviving Person.
“Consolidated Cash Flow Available for Fixed Charges” means, with respect to any Person for any period:
(1) the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:
(a) Consolidated Net Income;
(b) Consolidated Non-cash Charges;
(c) Consolidated Interest Expense;
(d) Consolidated Income Tax Expense (other than income tax expense (either positive or negative) attributable to extraordinary gains or losses); and
(2) less non-cash items increasing Consolidated Net Income for such period, other than (a) the accrual of revenue consistent with past practice, and (b) reversals of prior accruals or reserves for cash items previously excluded in the calculation of Consolidated Non-cash Charges.
In calculating “Consolidated Cash Flow Available for Fixed Charges” for any period, if any Asset Sale or Asset Acquisition (whether pursuant to a stock or an asset transaction) shall have occurred since the first day of any four fiscal quarter period for which the “Consolidated Cash Flow Available for Fixed Charges” is being calculated, such calculation shall give pro forma effect to such Asset Sale or Asset Acquisition.

For the purposes of calculating “Consolidated Cash Flow Available for Fixed Charges” “Asset Acquisition” means any acquisition of property or series of related acquisitions of property that constitutes all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Person; and “Asset Sale” means any disposition of property or series of related dispositions of property that involves all or substantially all of the assets of a business, unit or division of a Person or constitutes all or substantially all of the common stock (or equivalent) of a Subsidiary.
“Consolidated Fixed Charges” for any period means the sum, without duplication, of (a) Consolidated Interest Expense of the Company, the Guarantor and the Subsidiaries for such period, plus (b) the product of (a) all dividend payments on any series of Disqualified Equity Interests of the Company, the Guarantor or any Subsidiary or any Preferred Stock of any Subsidiary (other than any such Disqualified Equity Interests or any Preferred Stock held by the Company, the Guarantor or a Subsidiary or to the extent paid in Qualified Equity Interests) for such period, multiplied by (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of the Company, the Guarantor and the Subsidiaries, expressed as a decimal.
“Consolidated Interest Coverage Ratio” means the ratio of Consolidated Cash Flow Available for Fixed Charges of the Company, the Guarantor and the Subsidiaries during the most recent four consecutive full fiscal quarters for which financial statements are available (the “Four-Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of the Company, the Guarantor and the Subsidiaries for the Four-Quarter Period. Notwithstanding anything to the contrary set forth in the definitions of Consolidated Cash Flow Available for Fixed Charges and Consolidated Interest Expense (and all component definitions referenced in such definitions), for purposes of determining the Consolidated Interest Coverage Ratio, such definitions (and all component definitions referenced in such definitions) shall be calculated with respect to the Company, the Guarantor and all of the Subsidiaries, notwithstanding the use of the term “Restricted Subsidiaries” in such definitions, and otherwise in accordance with such definitions.

For purposes of this definition, Consolidated Cash Flow Available for Fixed Charges and Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis for the period of such calculation to the incurrence of any Indebtedness or the issuance of any Preferred Stock of the Company, the Guarantor or any Subsidiary (and the application of the proceeds thereof) and any repayment of other Indebtedness or redemption of other Preferred Stock (and the application of the proceeds therefrom) (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence, repayment, issuance or redemption, as the case may be (and the application of the proceeds thereof), occurred on the first day of the Four-Quarter Period.
In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of this Consolidated Interest Coverage Ratio:
(a) interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date;
(b) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and
(c) notwithstanding clause (a) or (b) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Hedging Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of these agreements.

“Consolidated Income Tax Expenses” means, with respect to any Person for any period the provision for federal, state, local and foreign income taxes of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.
“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:
(1) the interest expense of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP; and
(2) the interest component of capital lease obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:
(1) all extraordinary gains or losses (net of fees and expenses relating to the transaction giving rise thereto);
(2) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries;
(3) gains or losses in respect of any sales of capital stock or asset sales outside the ordinary course of business by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;
(4) any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(5) any fees and expenses paid in connection with the issuance of the Securities or other indebtedness;
(6) nonrecurring or unusual gains or losses;
(7) the net after-tax effects of adjustments in the inventory, property and equipment, goodwill and intangible assets line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of purchase accounting or the amortization or write-off of any amounts thereof;
(8) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, investment, asset sale, issuance or repayment of indebtedness, issuance of stock, stock options or other equity-based awards, refinancing transaction or amendment or modification of any debt instrument (including without limitation any such transaction undertaken but not completed);
(9) any gain or loss recorded in connection with the designation of a discontinued operation (exclusive of its operating income or loss);
(10) any non-cash compensation or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards or any amendment, modification, substitution or change of any such stock, stock options or other equity-based awards; and
(11) any non-cash impairment, restructuring or special charge or asset write-off or write-down, and the amortization or write-off of intangibles.
“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses (including stock option expenses and any goodwill impairment charges) of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges which require an accrual of or a reserve for cash charges for any future period).
“Credit Agreement” means the amended and restated five year revolving credit agreement, dated as of April 20, 2007, as amended, among the Company and other borrowers party thereto from time to time the lenders party thereto from time to time, Bank of America, N.A. as Administrative Agent, and the lenders from time to time party thereto, together with any agreements, instruments, security agreements, guaranties and other documents executed or delivered pursuant to or in connection with such credit agreement, as such credit agreement or such agreements, instruments, security agreements, guaranties or other documents may be amended, supplemented, extended, restated, renewed or otherwise modified from time to time and any successive refundings, refinancings, replacements or substitutions thereof or therefor, whether with the same or different lenders.
“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), commercial paper facilities or indentures, in each case with banks or other institutional lenders or a trustee, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), letters of credit or issuances of notes, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.
“Default” means (1) any Event of Default or (2) any event, act or condition that, after notice or the passage of time or both, would be an Event of Default.
“Disqualified Equity Interests” of any Person means any class of Equity Interests of such Person that, by its terms, or by the terms of any related agreement or of any security into which it is convertible, puttable or exchangeable, is, or upon the happening of any event or the passage of time would be, required to be redeemed by such Person, whether or not at the option of the holder thereof, or matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, in whole or in part, on or prior to the date which is 91 days after the final maturity date of the Securities; provided, however, that any class of Equity Interests of such Person that, by its terms, authorizes such Person to satisfy in full its obligations with respect to the payment of dividends or upon maturity, redemption (pursuant to a sinking fund or otherwise) or repurchase thereof or otherwise by the delivery of Equity Interests that are not Disqualified Equity Interests, and that is not convertible, puttable or exchangeable for Disqualified Equity Interests or Indebtedness, will not be deemed to be Disqualified Equity Interests so long as such Person satisfies its obligations with respect thereto solely by the delivery of Equity Interests that are not Disqualified Equity Interests; provided, further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests are convertible, exchangeable or exercisable) the right to require the Company or the Guarantor to redeem such Equity Interests upon the occurrence of a change in control occurring prior to the 91st day after the final maturity date of the Securities shall not constitute Disqualified Equity Interests if the change of control applicable to such Equity Interests are no more favorable to such holders than the provisions described under Section 1010 of this Indenture and such Equity Interests specifically provide that the Company will not redeem any such Equity Interests pursuant to such provisions prior to the Company’s purchase of the Securities as required pursuant to Section 1010 of this Indenture.
“Domestic Subsidiary” means any Subsidiary of the Company or the Guarantor that is organized under the laws of the United States or any state of the United States or the District of Columbia.
“Equity Interests” of any Person means (1) any and all shares or other equity interests (including common stock, preferred stock, limited liability company interests and partnership interests) in such Person and (2) all rights to purchase, warrants or options (whether or not currently exercisable), participations or other equivalents of or interests in (however designated) such shares or other interests in such Person, but excluding any debt securities that are convertible into such shares or other interests in such Person.
“Hedging Obligations” of any Person means the obligations of such Person under swap, cap, collar, forward purchase or similar agreements or arrangements dealing with interest rates, currency exchange rates or commodity prices, either generally or under specific contingencies.
“Indebtedness” of any Person at any date means, without duplication:
(a) all liabilities, contingent or otherwise, of such Person for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof);
(b) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;
(c) all reimbursement obligations of such Person in respect of letters of credit, letters of guaranty, bankers’ acceptances and similar credit transactions;
(d) all obligations of such Person to pay the deferred and unpaid purchase price of property or services, except trade payables and accrued expenses incurred by such Person in the ordinary course of business in connection with obtaining goods, materials or services;
(e) the maximum fixed redemption or repurchase price of all Disqualified Equity Interests of such Person;
(f) all Capitalized Lease Obligations of such Person;
(g) all Indebtedness of others secured by a Security Interest on any asset of such Person, whether or not such Indebtedness is assumed by such Person;
(h) all Indebtedness of others guaranteed by such Person to the extent of such guarantee; provided that Indebtedness of the Company, the Guarantor or the Subsidiaries that is guaranteed by the Company, the Guarantor or the Subsidiaries shall only be counted once in the calculation of the amount of Indebtedness of the Company, the Guarantor and the Subsidiaries on a consolidated basis;
(i) all Attributable Indebtedness;
(j) to the extent not otherwise included in this definition, Hedging Obligations of such Person; and
(k) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, the maximum liability of such Person for any such contingent obligations at such date and, in the case of clause (g), the lesser of (a) the fair market value of any asset subject to a Security Interest securing the Indebtedness of others on the date that the Security Interest attaches and (b) the amount of the Indebtedness secured. For purposes of clause (e), the “maximum fixed redemption or repurchase price” of any Disqualified Equity Interests that do not have a fixed redemption or repurchase price shall be calculated in accordance with the terms of such Disqualified Equity Interests as if such Disqualified Equity Interests were redeemed or repurchased on any date on which an amount of Indebtedness outstanding shall be required to be determined pursuant to the Indenture.
“Issue Date” means March 11, 2009.
“Investment Grade” means (1) BBB— or above, in the case of S&P (or its equivalent under any successor Rating Categories of S&P) and Baa3 or above, in the case of Moody’s (or its equivalent under any successor Rating Categories of Moody’s) or (2) the equivalent in respect of the Rating Categories of any Rating Agencies.
“Moody’s” means Moody’s Investors Service, Inc.
“Offer to Purchase” means an offer to purchase Securities then outstanding by the Company from the Holders commenced by mailing a notice to the Trustee and each Holder stating:
(1) that all Securities validly tendered will be accepted for payment;
(2) the purchase price and the date of purchase (which shall be a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed) (the “Payment Date”);
(3) that any Security not tendered will continue to accrue interest pursuant to its terms;
(4) that, unless the Company defaults in the payment of the purchase price, any Security accepted for payment pursuant to the Offer to Purchase shall cease to accrue interest on and after the Payment Date;

(5) that Holders electing to have a Security purchased pursuant to the Offer to Purchase will be required to surrender the Security, together with the form entitled “Option of Holder to Elect Purchase” on the reverse side of the Security completed, to the Paying Agent at the address specified in the notice prior to the close of business on the business day immediately preceding the Payment Date;
(6) that Holders will be entitled to withdraw their election if the Paying Agent receives, not later than the close of business on the third business day immediately preceding the Payment Date, a telegram, facsimile transmission or letter setting forth the name of such Holder, the principal amount of Securities delivered for purchase and a statement that such Holder is withdrawing his election to have such Securities purchased; and
(7) that Holders whose Securities are being purchased only in part will be issued new Securities equal in principal amount to the unpurchased portion of the Securities surrendered; provided that each Security purchased and each new Security issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof.
On the Payment Date, the Company shall (1) accept for payment Securities or portions thereof tendered pursuant to an Offer to Purchase; (2) deposit with the Paying Agent money sufficient to pay the purchase price of all Securities or portions thereof so accepted; and (3) deliver, or cause to be delivered, to the Trustee all Securities or portions thereof so accepted together with an officers’ certificate specifying the Securities or portions thereof accepted for payment by the Company. The Paying Agent shall promptly mail to the Holders of Securities so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and mail to such Holders a new Security equal in principal amount to any unpurchased portion of the Security surrendered; provided that each Security purchased and each new Security issued shall be in a principal amount of $2,000 or integral multiples of $1,000 in excess thereof. The Company will publicly announce the results of an Offer to Purchase as soon as practicable after the Payment Date. The Trustee shall act as the Paying Agent for an Offer to Purchase. The Company will comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable, in the event that the Company is required to repurchase Securities pursuant to an Offer to Purchase.
“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other equity interests (however designated) of such Person whether now outstanding or issued after the Issue Date.
“Qualified Equity Interests” of any Person means Equity Interests of such Person other than Disqualified Equity Interests; provided that such Equity Interests shall not be deemed Qualified Equity Interests to the extent sold to a Subsidiary of such Person or financed, directly or indirectly, using funds (1) borrowed from such Person or any Subsidiary of such Person until and to the extent such borrowing is repaid or (2) contributed, extended, guaranteed or advanced by such Person or any Subsidiary of such Person (including, without limitation, in respect of any employee stock ownership or benefit plan). Unless otherwise specified, Qualified Equity Interests refer to Qualified Equity Interests of the Guarantor.
“Rating Agencies” means (1) S&P and Moody’s or (2) if S&P or Moody’s or both of them are not making ratings publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by the Company, which will be substituted for S&P or Moody’s or both, as the case may be.
“Rating Category” means (1) with respect to S&P, any of the following categories (any of which may include a “+” or “—”): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories), (2) with respect to Moody’s, any of the following categories (any of which may include a “1”, “2” or “3”): Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories) and (3) the equivalent of any such categories of S&P or Moody’s used by another Rating Agency, if applicable.
“Restricted Payment” means any of the following:
(a) the declaration or payment of any dividend or any other distribution on Equity Interests of the Guarantor or any payment made to the direct or indirect holders (in their capacities as such) of Equity Interests of the Guarantor, including, without limitation, any payment in connection with any merger or consolidation involving the Guarantor but excluding dividends or distributions payable solely in Qualified Equity Interests of the Guarantor or through accretion or accumulation of such dividends on such Equity Interests; or
(b) the redemption of any Equity Interests of the Guarantor, including, without limitation, any payment in connection with any merger or consolidation involving the Guarantor.
Notwithstanding the foregoing, (i) no purchase of common stock by the Guarantor from Merrill Lynch International pursuant to the Confirmation of OTC Convertible Note Hedge, dated February 12, 2007, between the Guarantor and Merrill Lynch International, and no cash payment by the Guarantor to Merrill Lynch International pursuant to the Confirmation of OTC Warrant Transaction, dated February 12, 2007, between Merrill Lynch International and the Guarantor, will be deemed a Restricted Payment and (ii) any payment made as a result of a merger or consolidation will be deemed a Restricted Payment only to the extent paid from the funds of the Guarantor, the Company or its Subsidiaries or from newly borrowed funds used to complete such merger or consolidation that would be deemed Indebtedness of the Guarantor, the Company or its Subsidiaries.
“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies.
“Subordinated Indebtedness” means Indebtedness of the Company or the Guarantor or any Subsidiary that is expressly subordinated in right of payment to the Securities or the guarantees of the Securities by the Guarantor or such Subsidiary, as the case may be.
“Total Debt” means, at any date of determination, the aggregate amount of all outstanding Indebtedness of the Company, the Guarantor and the Subsidiaries determined on a consolidated basis in accordance with GAAP.
“Total Leverage Ratio” means, as of the date of determination, the ratio of (a) the Total Debt of the Company, the Guarantor and the Subsidiaries to (b) Consolidated Cash Flow Available for Fixed Charges of the Company, the Guarantor and the Subsidiaries for the most recently ended four fiscal quarter period ending immediately prior to such date for which financial statements are available. Notwithstanding anything to the contrary set forth in the definition of Consolidated Cash Flow Available for Fixed Charges (and all component definitions referenced in such definitions), for purposes of determining the Total Leverage Ratio, such definition (and all component definitions referenced in such definition) shall be calculated with respect to the Company, the Guarantor and all of the Subsidiaries, notwithstanding the use of the term “Restricted Subsidiaries” in such definitions, and otherwise in accordance with such definitions.
In the event that the Company, the Guarantor or any Subsidiary incurs, redeems, retires or extinguishes any Total Debt (other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to any revolving credit arrangement) subsequent to the commencement of the period for which the Total Leverage Ratio is being calculated but prior to or simultaneously with the event for which the calculation of the Total Leverage Ratio is made, then the Total Leverage Ratio shall be calculated giving pro forma effect to such incurrence, redemption, retirement or extinguishment of Total Debt as if the same had occurred at the beginning of the applicable four-quarter period.
“Voting Stock” means with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
     (b) The definition of “GAAP” is amended and restated to read in its entirety as follows:
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States which are in effect on the date of the Second Supplement Indenture.
     (c) The definitions of “Consolidated Net Tangible Assets,” “Principal Facility” and “Restricted Subsidiary” are hereby amended to change the phrase “the date of the First Supplemental Indenture” to “the date of the Second Supplemental Indenture.”
     1.3 Amendment of Section 501. Section 501 (“Events of Default”) is hereby amended:
     (a) to renumber paragraph (8) as paragraph (9),
     (b) to add the parenthetical “(or 120 days in the case of the covenant contained in Section 1007 hereof)” after the words “30 days” in paragraph (4),
     (c) to amend and restate paragraph (5) to read in its entirety as follows:

if a default by the Company or the Guarantor under one or more mortgages, indentures, bonds, debentures, notes or instruments under which there may be issued, secured or evidenced indebtedness for money borrowed shall happen and shall either (x) constitute a failure to pay more than $25,000,000 in principal amount of such indebtedness when due and payable at its stated maturity, or (y) result in $25,000,000 in principal amount of such indebtedness becoming or being declared due and payable prior to its stated maturity, and that acceleration shall not be rescinded or annulled, or such indebtedness shall not have been discharged before written notice to the Company and Guarantor is given pursuant to Section 502; or
(d) to add a new paragraph (8) to read in its entirety as follows:
(8) the entry against the Company or the Guarantor of a final judgment or final judgments for the payment of money in an aggregate amount in excess of $100,000,000, by a court or courts of competent jurisdiction, which judgments remain undischarged, unwaived, unstayed, unbonded or unsatisfied for a period of 60 consecutive days; or
     1.4 Amendment of Section 1005. Section 1005 (“Restriction on Creation of Secured Debt”) is hereby amended:
(a) to change the phrase “the date of the First Supplemental Indenture” to “the date of the Second Supplemental Indenture”,
(b) to amend and restate clause (i) of paragraph (a) to read as follows:
Any Security Interest on any property acquired, constructed, developed or improved after the date of the Second Supplemental Indenture by the Guarantor or a Restricted Subsidiary created prior to or contemporaneously with, or within 180 days after the acquisition of property which is a parcel of real property, a building, machinery or equipment; or
     1.5 Amendment of Sections 1007. Section 1007 (currently reserved) is renamed “Commission Reports and Reports to Holders” and shall read in its entirety as follows:
Whether or not the Guarantor is then required to file reports with the Commission, the Guarantor shall file with the Commission all such reports and other information as it would be required to file with the Commission by Section 13(a) or 15(d) under the Exchange Act if it were subject thereto within the time periods specified by the Commission’s rules and regulations. For as long as any Securities are outstanding, the Guarantor shall supply the

Trustee and each Holder who so requests or shall supply to the Trustee for forwarding to each such Holder, without cost to such Holder, copies of such reports and other information.
     1.6 Amendment of Sections 1008. Section 1008 (currently reserved) is renamed “Future Guarantees” and shall read in its entirety as follows:
(A) (x) If the Company, the Guarantor or any Restricted Subsidiary acquires or creates a Domestic Subsidiary that is a Restricted Subsidiary with either (i) assets having a book value (determined in accordance with GAAP on a stand-alone basis and not consolidated with its subsidiaries and not including any equity interests held by such Domestic Subsidiary) in excess of 5% of the Guarantor’s consolidated total assets (determined as of the end of the Guarantor’s most recently completed fiscal quarter for which financial statements are prepared) or (ii) Consolidated Cash Flow Available for Fixed Charges (determined on a stand-alone basis and not consolidated with its subsidiaries) in excess of 5% of the Guarantor’s Consolidated Cash Flow Available for Fixed Charges for the most recently completed last four fiscal quarters for which financial statements are prepared, or (y) if a Domestic Subsidiary that is a Restricted Subsidiary (i) has, as of any fiscal year end, assets having a book value (determined in accordance with GAAP on a stand-alone basis and not consolidated with its subsidiaries and not including any equity interests held by such Domestic Subsidiary) in excess of 5% of the Guarantor’s consolidated total assets as of the end of such fiscal year or (ii) generates Consolidated Cash Flow Available for Fixed Charges (determined on a stand-alone basis and not consolidated with its subsidiaries) for any fiscal year in excess of 5% of the Guarantor’s annual Consolidated Cash Flow Available for Fixed Charges for such fiscal year, and (B) whether before or after the occurrence of any event described in clause (A)(x) or (y) above, such Domestic Subsidiary either guarantees any other indebtedness of the Guarantor or the Company or incurs any indebtedness in an aggregate principal amount in excess of $50,000,000, such Domestic Subsidiary will, within 30 days of later of the date on which it was acquired or created and the date on which it guarantees any such indebtedness or incurs any such indebtedness (in the case of clause (A)(x)) or within 30 days of the later of the filing of the Guarantor’s annual audited financial statements for the applicable fiscal year with the Commission and the date on which it guarantees any such indebtedness or incurs any such indebtedness (in the case of clause (A)(y)), jointly and severally, guarantee the Securities of each series established on or after the date of the Second Supplemental Indenture by executing and delivering a supplemental indenture to this Indenture.

Notwithstanding the foregoing, Anixter Receivables Corporation shall not be required to guarantee the Securities for as long as its sole business is the purchase, sale and financing of receivables and related activities in connection with the Company’s receivables facility.
Notwithstanding the foregoing, this Section 1008 shall cease to apply to a series of Securities during any period of time that, and for so long as, such Securities become rated Investment Grade by each of the Rating Agencies; provided that if on any subsequent date such Securities cease to be rated Investment Grade for any reason by either Rating Agency, then the Company, the Guarantor and the Restricted Subsidiaries will thereafter again be subject to this Section 1008. Any guarantees of a series of Securities that are required by the preceding paragraph or that have been made pursuant to such preceding paragraph, in each case prior to such series of Securities becoming rated Investment Grade, shall continue in effect at all times, regardless of such series of Securities becoming rated Investment Grade.
     1.7 Amendment of Sections 1010. Section 1010 (currently reserved) is renamed “Repurchase of Securities upon a Change of Control” and shall read in its entirety as follows:
The Company shall commence, within 30 days of the occurrence of a Change of Control, and consummate an Offer to Purchase for all Securities of each series established on or after the date of the Second Supplemental Indenture then outstanding, at a purchase price equal to 101% of their principal amount, plus accrued interest, if any, to the Payment Date.
The Company shall not be required to make an Offer to Purchase upon a Change of Control if (i) a third party makes the Offer to Purchase in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture, and purchases all Securities properly tendered and not withdrawn under the Offer to Purchase upon a Change of Control, or (ii) a notice of redemption has been given pursuant to this Indenture as described in Section 1104 to redeem all outstanding Securities otherwise subject to the Offer to Purchase, unless and until there is a default in payment of the applicable Redemption Price. An Offer to Purchase upon the occurrence of a Change of Control may be made by either the Company or a third party in advance of a Change of Control if a definitive agreement to effect the Change of Control is in place at the time such Offer to Purchase is made and the Offer to Purchase is effected upon the consummation of the Change of Control, and such Offer to Purchase may be conditional on the Change of Control.
     1.7 Addition of Section 1012. Section 1012 is named “Limitations on Restricted Payments” and shall read in its entirety as follows:
The Company and the Guarantor will not, and will not permit any Subsidiary to, directly or indirectly, make any Restricted Payment if at the time of such Restricted Payment:
(a) a Default shall have occurred and be continuing or shall occur as a consequence thereof;
(b) after giving effect to such Restricted Payment (including, without limitation, the incurrence of any Indebtedness to finance such Restricted Payment), the Consolidated Interest Coverage Ratio would be less than 2:00 to 1:00; or
(c) the amount of such Restricted Payment, when added to the aggregate amount of all other Restricted Payments made after the Issue Date (other than Restricted Payments made pursuant to clauses (b), (c) or (d) of the next paragraph), exceeds the sum (the “Restricted Payments Basket”) of (without duplication):
(i) 50% of consolidated net income of the Guarantor and all of its Subsidiaries (for the avoidance of doubt, including Unrestricted Subsidiaries) determined in accordance with GAAP for the period (taken as one accounting period) commencing on the first day of the first full fiscal quarter commencing after the Issue Date to and including the last day of the fiscal quarter ended immediately prior to the date of such calculation for which consolidated financial statements are available (or, if such consolidated net income shall be a deficit, minus 100% of such aggregate deficit), plus
(ii) 100% of the aggregate net cash proceeds received by the Guarantor from the issuance and sale of Qualified Equity Interests of the Guarantor after the Issue Date, other than (A) any such proceeds which are used to redeem Securities in accordance with the terms of such Securities or (B)

any such proceeds or assets received from a Subsidiary of the Company, plus
(iii) the aggregate amount by which Indebtedness (other than any Subordinated Indebtedness) incurred by the Company or the Guarantor or any Subsidiary subsequent to the Issue Date is reduced on the Guarantor’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) into Qualified Equity Interests of the Guarantor (less the amount of any cash, or the fair value of assets, distributed by the Company, the Guarantor or any Subsidiary upon such conversion or exchange).
     The foregoing provisions will not prohibit:
(a) the payment by the Guarantor of any dividend within 60 days after the date of declaration thereof, if on the date of declaration the payment would have complied with the provisions of this Indenture;
(b) the redemption of any Equity Interests of the Guarantor in exchange for, or out of the proceeds of the substantially concurrent issuance and sale of, Qualified Equity Interests;
(c) payments by the Guarantor to redeem Equity Interests of the Guarantor held by officers, directors or employees or former officers, directors or employees (or their transferees, estates or beneficiaries under their estates) of the Company, the Guarantor or the Subsidiaries, upon their death, disability, retirement, severance or termination of employment or service; provided that the aggregate cash consideration paid for all such redemptions shall not exceed (A) $5 million since the Issue Date plus (B) the amount of any net cash proceeds received by the Guarantor from the issuance and sale after the Issue Date of Qualified Equity Interests of the Guarantor to officers, directors or employees of the Company, the Guarantor or the Subsidiaries that have not been applied to the payment of Restricted Payments pursuant to this clause (c), plus (C) the net cash proceeds of any “key-man” life insurance policies that have not been applied to the payment of Restricted Payments pursuant to this clause (c);
(d) repurchases of Equity Interests deemed to occur upon the exercise of stock options if the Equity Interests represents a portion of the exercise price thereof;
(e) Restricted Payments in an amount not to exceed $125 million since the Issue Date; and
(f) other Restricted Payments if, at the time of the making of such payments, and after giving effect thereto (including, without limitation, the incurrence of any Indebtedness to finance such payment), the Total Leverage Ratio would not exceed 3.25 to 1.00.
provided that (a) in the case of any Restricted Payment pursuant to clause (c), (e) or (f) above, no Default shall have occurred and be continuing or occur as a consequence thereof and (b) no issuance and sale of Qualified Equity Interests that are used to make a payment pursuant to clauses (b) or (c)(B) above shall increase the Restricted Payments Basket.
ARTICLE TWO
MISCELLANEOUS
     2.1 Acceptance by Trustee. The Trustee accepts the amendments to the Indenture effected by this Second Supplemental Indenture and agrees to execute the trusts created by the Indenture as hereby amended, but only upon the terms and conditions set forth in the Indenture.
     2.2 Trustee’s Disclaimer. The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Second Supplemental Indenture or the Securities, and it shall not be responsible for the recitals or any statement of the Company in this Second Supplemental Indenture.
     2.3 Ratification. Except as hereby expressly amended, the Indenture and the Securities issued thereunder are in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.
     2.4 Effectiveness. This Second Supplemental Indenture shall become effective as of the date first above written.

     2.5 Governing Law. This Second Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflict of laws principals thereof (other than Section 5-1401 of the General Obligation Law).
     2.6 Counterpart Originals. This instrument may be executed in any number of counterparts or with counterpart signatures, each of which as executed shall be deemed to be an original, but all such counterparts shall constitute one and the same instrument.

SIGNATURES
     IN WITNESS WHEREOF, the parties hereto have caused this Second Supplemental Indenture to be duly executed, all as of the day and year first above written.

ANIXTER INC.
By:	/s/ Dennis J. Letham
	Name:	Dennis J. Letham
	Title:	Executive Vice President and Chief Financial Officer

ANIXTER INTERNATIONAL INC.
By:	/s/ Dennis J. Letham
	Name:	Dennis J. Letham
	Title:	Executive Vice President -Finance and Chief Financial Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
By:	/s/ M. Callahan
	Name:	M. Callahan
	Title:	Vice President